EXHIBIT 99

VALLEY RIDGE FINANCIAL CORP.
PROFIT-SHARING AND 401(k) PLAN
PERFORMANCE TABLE

          The following table illustrates the comparative investment performance of the investment options offered under the Valley Ridge Financial Corp. Profit-Sharing and 401(k) Plan. The table shows the value of a hypothetical initial investment of $1,000 invested on December 31, 1997, and its value as of December 31 of each subsequent year shown below. Results have been rounded to the nearest whole dollar:

Investment Option	Initial Investment on 12/31/97 Value	12/31/98 Value	12/31/99 Value	12/31/00 Value
Amcap Fund-A	$ 1,000	$ 1,226	$ 1,493	$ 1,605
Europacific Growth Fund-A	1,000	1,089	1,709	1,404
The Growth Fund of America-A	1,000	1,242	1,809	1,945
The New Economy Fund-A	1,000	1,214	1,771	1,484
New Perspective Fund-A	1,000	1,211	1,696	1,573
Smallcap World Fund-A	1,000	946	1,530	1,292
American Mutual Fund-A	1,000	1,082	1,080	1,179
Capital World Growth and Income Fund-A	1,000	1,095	1,394	1,413
Fundamental Investors, Inc.-A	1,000	1,100	1,371	1,429
The Investment Company of America-A	1,000	1,159	1,351	1,402
Washington Mutual Investors Fund-A	1,000	1,125	1,138	1,241
Capital Income Builder, Inc.-A	1,000	1,053	1,024	1,152
The Income Fund of America-A	1,000	1,032	1,037	1,141
American Balanced Fund-A	1,000	1,047	1,083	1,255
American High-Income Trust-A	1,000	978	1,052	1,018
The Bond Fund of America-A	1,000	1,012	1,035	1,099
Capital World Bond Fund-A	1,000	1,060	1,027	1,042
Intermediate Bond Fund of America-A	1,000	1,027	1,038	1,143
U.S. Government Securities Fund-A	1,000	1,038	1,021	1,143
The Cash Management Trust of America-A	1,000	1,050	1,100	1,165
Valley Ridge Financial Corp. Common Stock	1,000	1,285	1,463	1,535

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.